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                                                                   EXHIBIT 23.1

             Independent Auditors' Report on Schedule and Consent

The Board of Directors
Assisted Living Concepts, Inc.:

  The audits referred to in our report dated September 10, 1999, included the related financial statement schedule as of December 31, 1996, 1997 and 1998, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to incorporation by reference in the Registration Statements (No. 333-58953 and No. 333-2352) on Forms S-8 of Assisted Living Concepts, Inc. of our report dated September 10, 1999, relating to the consolidated balance sheets of Assisted Living Concepts, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Assisted Living Concepts, Inc.

  As discussed in note 20 to the consolidated financial statements, the Company restated its financial statements as of and for the years ended December 31, 1996 and 1997.

                                          KPMG LLP

Portland, Oregon
September 27, 1999